Exhibit 10.3

INSURANCE AND REIMBURSEMENT AGREEMENT

THIS INSURANCE AND REIMBURSEMENT AGREEMENT (the “Insurance Agreement”) is made as of February 23, 2005 among MBIA Insurance Corporation, a New York stock insurance company (“MBIA”), Onyx Acceptance Financial Corporation (the “Seller”), Onyx Acceptance Corporation, in its individual capacity (“Onyx”), and as servicer (in such capacity, together with its successors and assigns, including without limitation any successor servicer appointed pursuant to the Sale and Servicing Agreement (as defined below), the “Servicer”), and, with respect to Section 4.03 hereof, JPMorgan Chase Bank, N.A. (the “Indenture Trustee”)

PRELIMINARY STATEMENTS

The Seller will sell to the Onyx Acceptance Owner Trust 2005-A (the “Trust”) certain assets (the “Assets”) consisting of a pool of motor vehicle installment sales contracts and installment loan agreements and certain other assets and rights pursuant to and described in the Sale and Servicing Agreement dated as of February 23, 2005 (the “Sale and Servicing Agreement”), among the Seller, the Servicer, the Trust and the Indenture Trustee, as trust agent and indenture trustee.

The Trust will (i) grant a security interest in certain of the Assets to the Indenture Trustee under an Indenture dated as of February 23, 2005 between the Trust and the Indenture Trustee (the “Indenture”) and (ii) issue the Notes (as defined in the Trust Agreement) under the Indenture.

MBIA is authorized to transact a financial guaranty insurance business in the State of New York and has agreed to issue to the Indenture Trustee for the benefit of the holders of the Notes a financial guarantee insurance policy substantially in the form of Exhibit A hereto (the “Policy”).

The parties hereto, among other things, desire to specify the conditions precedent to the issuance by MBIA of the Policy, the payment of the premium and other amounts in respect thereof, the obligations of the parties to MBIA thereunder, and to provide for certain other matters related thereto.

NOW, THEREFORE, in consideration of the premises and of the agreements herein contained, the parties hereto agree as follows:

ARTICLE

DEFINITIONS

Section 1.01 General Definitions. The terms defined in this Article I shall have the meanings provided herein for all purposes of this Insurance Agreement, unless the context clearly requires otherwise, in both singular and plural form, as appropriate. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Sale and Servicing Agreement.

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“Base Rate” means the fluctuating rate of interest as published from time to time in the New York, New York edition of The Wall Street Journal, under the caption “Money Rates” as the “prime rate”, the Base Rate to change when and as such published prime rate changes.

“Closing Date” means February 23, 2005.

“Cumulative Net Charge-Off Ratio” means, as of any Servicer Report Date, the ratio of (a) the aggregate Principal Balance of Contracts that became Defaulted Contracts plus all the Cram Down Losses which occurred during the period from the Initial Cut-Off Date through the end of the related Collection Period reduced by the amount of Liquidation Proceeds with respect to Defaulted Contracts received during such period which are applied to principal of the Defaulted Contracts to (b) the sum of (i) the initial aggregate Principal Balance of the Initial Contracts as of the Initial Cut-Off Date, plus (ii) the initial aggregate principal balance of the Subsequent Contracts as of the Subsequent Cut-Off Date plus (iii) the initial aggregate Principal Balance of the Prefunded Contracts as of their respective Prefunding Cut-Off Dates.

“Delinquency Ratio” means, as of any Servicer Report Date, the ratio of (a) the aggregate Principal Balance of Contracts that were Delinquent Contracts at the end of the related Collection Period to (b) the aggregate Principal Balance of all Contracts as of the first day of such Collection Period.

“Delinquent Contract” means any Contract (other than a Defaulted Contract) as to which any portion of a scheduled payment remains unpaid for more than 30 days from the date on which it is due and payable.

“Fiscal Agent” means the Fiscal Agent, if any, designated pursuant to the terms of the Policy.

“GAAP” means Generally Accepted Accounting Principles in effect from time to time in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnification Agreement” means the Indemnification Agreement, dated as of February 23, 2005 among MBIA, Onyx, the Seller and the Underwriters (as defined therein).

“Initial Cash Deposit” means 1.25% of the Original Pool Balance plus the Negative Carry Amount.

“Insurer Information” means the information relating to MBIA in the Prospectus Supplement as of the date thereof under the heading “The Policy and the Insurer” and the financial statements of MBIA incorporated by reference into the Prospectus Supplement.

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“Negative Carry Amount” means $0.

“Notes Balance” means the aggregate principal balance of the Notes then outstanding.

“Premium” has the meaning given to such term in Section 2.03 hereof.

“Premium Side Letter Agreement” means the letter dated the Closing Date from MBIA to the Seller and Onyx setting forth the payment arrangement for the premium on the Policy and certain fees and expenses related to payment arrangements.

“Prospectus” means, collectively, (a) the Preliminary Prospectus Supplement dated February 14, 2005 to the Prospectus dated February 14, 2005 and (b) the Final Prospectus Supplement dated February 15, 2005 to the Prospectus dated February 14, 2005, each relating to the sale of the Notes on the Closing Date.

“Registration Statement” means the Registration Statement on Form S-3 of the Seller (Registration No. 333-113136 as amended), relating to the Notes, at the time it becomes effective.

“Repayment Amount” has the meaning given to such term in Section 2.04(a) hereof.

“Spread Account Increase Condition” means as of the Servicer Report Date in any month prior to and including the applicable month set forth in the table below, the Delinquency Ratio exceeds the level specified for such month in such table:

Collection Period	Delinquency Ratio
February 2005 – May 2005	3.00%
June 2005-October 2005	3.25%
November 2005 – April 2006	4.00%
May 2006 – October 2006	4.75%
November 2006 – May 2007	5.25%
June 2007 – October 2007	6.50%
November 2007 – May 2008	7.00%
June 2008 and thereafter	7.50%

“Spread Account Maximum” means, on any day, an amount equal to the sum of (a) during the Funding Period, the Negative Carry Amount and (b) 1.25% of the Notes Balance as of the Closing Date; provided, however, that if a Spread Account Increase Condition has occurred and is continuing, the Spread Account Maximum shall equal the greater of (x) 12.0% of the current Notes Balance with respect to such Distribution Date and (y) 2.0% of the Notes Balance as of the Closing Date.

“Trigger Event” shall have the meaning set forth in Section 6.01(a) hereof.

“Underwriter Information” means the information furnished by the Underwriters in writing expressly for use in the Prospectus and included in the second paragraph (regarding concessions and discounts) under the caption “Underwriting” in the Prospectus Supplement.

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“Underwriting Agreement” means the Underwriting Agreement, dated February 15, 2005 between the Seller and the Underwriters (as defined therein).

Section 1.02 Generic Terms. All words used herein shall be construed to be of such gender or number as the circumstances require. The words “herein,” “hereby,” “hereof,” “hereto,” “hereinbefore” and “hereinafter,” and words of similar import, refer to this Insurance Agreement in its entirety and not to any particular paragraph, clause or other subdivision, unless otherwise specified.

ARTICLE II

THE POLICY AND REIMBURSEMENT

Section 2.01 Policy. MBIA agrees, subject to the conditions hereinafter set forth, on the Closing Date to issue the Policy.

Section 2.02 Conditions Precedent to Obligations of the Parties. The obligation of MBIA to issue the Policy under this Insurance Agreement is subject to the satisfaction of the following conditions on the Closing Date:

(a) The following documents shall have been duly authorized, executed and delivered by each of the parties thereto (other than MBIA) and shall be in full force and effect and in form and substance satisfactory to MBIA and an executed counterpart of each thereof shall have been delivered to MBIA:

(i)	this Insurance Agreement;

(ii)	the Sale and Servicing Agreement;

(iii)	the Trust Agreement;

(iv)	the Indenture;

(v)	the Underwriting Agreement;

(vi)	the Indemnification Agreement; and

(vii)	the Premium Side Letter Agreement.

(items (i) through (vii) collectively, the “Basic Documents”).

(b)	MBIA shall have received:

(i) copies certified by the Secretary or an Assistant Secretary of each of the Seller and Servicer, dated the Closing Date, of its charter and by-laws and the resolutions of its Board of Directors or a duly authorized committee thereof authorizing its execution and

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delivery of the Basic Documents and of all documents evidencing other corporate action and governmental approvals, if any, that are necessary for the consummation of the transactions contemplated in such documents;

(ii) a certificate, dated the Closing Date, of the Secretary or an Assistant Secretary of each of the Seller and Servicer certifying the names and true signatures of its officers authorized to sign such Basic Documents;

(iii) a certificate, dated the Closing Date, of the Chief Financial Officer, an Assistant Treasurer or Senior Vice President of the Seller certifying that representations and warranties set forth in or incorporated by reference in Section 3.01hereof are true and correct as of the date made;

(iv) a favorable opinion or opinions, dated the Closing Date, satisfactory in form and substance to MBIA, from counsel to each of the Seller and Onyx, acceptable to MBIA, to the effect that (A) each of the Basic Documents has been duly executed and delivered by such entity and each constitutes the legal, valid and binding agreement of such entity, enforceable in accordance with their respective terms, subject to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other laws of general applicability relating to or affecting creditors’ rights generally from time to time in effect and general principles of equity, and (B) no registration with or consent or approval of any Governmental Authority having jurisdiction over such entity is required in connection with the execution, delivery or performance by such entity of any Basic Document which has not been obtained, and with respect to such other matters, including, without limitation, true sale, nonconsolidation, perfection and tax issues as MBIA may reasonably require;

(v) evidence that a UCC financing statement or statements covering the ownership interest of the Trust in the Trust Property (as defined in the Sale and Servicing Agreement) conveyed by the Seller to the Trust pursuant to the Sale and Servicing Agreement, has been prepared and/or executed by the Seller in favor of the Trust and has been (or within 10 days after the Closing Date will be) duly filed in such place or places which, in the opinion of counsel for the Seller and MBIA, are necessary or desirable to protect said interests;

(vi) evidence that a UCC financing statement or statements covering the security interest of the Indenture Trustee, for the benefit of the Noteholders and MBIA, created by or pursuant to the Indenture, in the Collateral (as defined in the Indenture) which the Indenture Trustee is granted pursuant to the Indenture, has been prepared and/or executed by the Trust in favor of the Indenture Trustee for the benefit of the Noteholders and MBIA, and has been (or within 10 days after the Closing Date will be) duly filed in such place or places which, in the opinion of counsel for the Seller and MBIA, are necessary or desirable to protect said interests;

(vii) copies of the notice delivered to Schick Data Bank with respect to the custody of the Contract Files; and

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(viii) such other documents, certificates, instruments, approvals (and, if requested by MBIA, certified duplicates or executed copies thereof) or opinions as MBIA may reasonably request.

(c) No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court, which would make the transactions contemplated by the Basic Documents illegal or otherwise prevent the consummation thereof.

(d) MBIA shall have received specimens of the Notes and the Residual Interest Instrument (as defined in the Trust Agreement).

(e) MBIA shall have received an executed copy of all legal opinions, certificates, accountant’s reports and other documents required to be furnished by Onyx, the Seller and the Servicer pursuant to the Basic Documents or pursuant to the requirements of Standard & Poor’s, Moody’s, Fitch or any other rating agency rating the Notes. Such documents shall be in form and substance satisfactory to MBIA and each such legal opinion or certificate (other than any accountant’s report) shall be addressed to MBIA or accompanied by appropriate reliance letters to MBIA.

(f) Simultaneously with the issuance of the Policy, the Notes shall have been duly executed and authenticated and delivered to the purchaser(s) thereof pursuant to the Underwriting Agreement.

(g) All amounts payable pursuant to the Premium Side Letter Agreement on or prior to the Closing Date shall have been paid.

(h) The Seller shall have deposited into the Spread Account an amount equal to the Initial Cash Deposit from the proceeds of the sale of the Notes.

Section 2.03 Premium. MBIA shall be entitled to receive a premium (the “Premium”) for the Policy on each Distribution Date in accordance with the terms and conditions of the Premium Side Letter Agreement.

Section 2.04 Reimbursement Obligations.

(a) MBIA shall be entitled to reimbursement for any payment made under the Policy, which reimbursement shall be paid to MBIA on the date that any amount is to be paid pursuant to a Notice for Payment (as defined in the Policy). Such reimbursement shall be made in an amount (the “Repayment Amount”) equal to the sum of the amount to be paid under the Policy and all amounts previously paid that remain unpaid, together with interest on any and all amounts remaining unpaid (to the extent permitted by law, if in respect of any unpaid amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Base Rate from time to time in effect plus 1%. The Repayment Amount shall be payable to MBIA pursuant to Section 4.03(a) of the Sale and Servicing Agreement and the provisions of this Insurance Agreement.

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(b) Anything in Section 2.04(a) to the contrary notwithstanding, MBIA shall be entitled to reimbursement from the Servicer (i) for payments made under the Policy arising as a result of the Servicer’s failure to repurchase any Contract required to be repurchased pursuant to Section 2.03 of the Sale and Servicing Agreement, together with interest on any and all such amounts remaining unpaid (to the extent permitted by law, if in respect of any unpaid amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Base Rate from time to time in effect plus 1%, and (ii) for payments made under the Policy, arising as a result of (A) the Servicer’s failure to deposit into the Collection Account any amount required to be so deposited pursuant to the Sale and Servicing Agreement or (B) the Servicer’s failure to purchase any Contract required to be purchased under Section 3.06 of the Sale and Servicing Agreement, together with interest on any and all such amounts remaining unpaid (to the extent permitted by law, if in respect of any unpaid amounts representing interest) from the date such amounts became due until paid in full (after as well as before judgment), at a rate of interest equal to the Base Rate from time to time in effect plus 1%.

(c) MBIA shall be entitled to reimbursement for amounts expended by MBIA pursuant to Section 4.03 hereof, which amounts shall be payable to MBIA pursuant to Section 4.03(a) of the Sale and Servicing Agreement and the provisions of this Insurance Agreement.

(d) Interest payable to MBIA under this Insurance Agreement shall be calculated on the basis of a 360-day year for the actual number of days elapsed and shall be payable on demand.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Seller. The Seller represents and warrants to MBIA, as of the Closing Date that:

(a) Each of the representations and warranties made by the Seller in the Trust Agreement and the Sale and Servicing Agreement are true and correct in all material respects as of the date made.

(b) The initial offer and sale of the Notes comply in all material respects with all requirements of law, including all registration requirements of applicable securities laws. Without limitation of the foregoing, the Prospectus does not contain any untrue statement of a material fact and does not omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to the Insurer Information or the Underwriter Information. Neither the offer nor the sale of the Notes has been or will be in violation of the Securities Act or any other federal or state securities laws.

Section 3.02 Representations and Warranties of Onyx, individually and as Servicer. Onyx, individually and in its capacity as Servicer, represents and warrants to MBIA, as of the Closing Date that:

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Each of the representations and warranties made by it in the Sale and Servicing Agreement are true and correct in all material respects as of the date made.

ARTICLE IV

COVENANTS

Section 4.01 Affirmative Covenants of the Servicer. The Servicer hereby covenants and agrees that during the term of this Insurance Agreement:

(a) It shall, for the benefit of MBIA, perform each of its agreements, warranties and indemnities contained in the Basic Documents, which are hereby incorporated by reference into this Insurance Agreement as if set forth herein in full.

(b) Except in accordance with any provision of the Basic Documents that expressly states that the consent of MBIA is not required, it shall not terminate (except in accordance with the terms thereof), amend, waive or otherwise modify the Basic Documents or any term or provision thereof, or the performance of any of the terms of any of the foregoing, unless such amendment, waiver or modification is approved in writing by MBIA.

(c) It shall furnish to MBIA, promptly after the occurrence of any Servicer Default under the Sale and Servicing Agreement, any Event of Default under the Indenture or of a Trigger Event under this Insurance Agreement, a certificate of an appropriate officer of the Servicer setting forth the circumstances of such Servicer Default, Event of Default or Trigger Event, and any action taken or proposed to be taken by the Servicer with respect thereto and furnish to MBIA such other information with respect to any such Servicer Default, Event of Default or Trigger Event as MBIA may reasonably request.

(d) It shall deliver to MBIA the annual statement of compliance described in Section 3.09 of the Sale and Servicing Agreement by the date specified in Section 3.09 of the Sale and Servicing Agreement.

(e) It will furnish to MBIA a copy of each material certificate, report, statement, notice or other written communication furnished by or on behalf of it, to Noteholders or to the Indenture Trustee concurrently therewith and furnish to MBIA promptly after receipt thereof, a copy of each notice, demand or other communication received by it from the Indenture Trustee, Owner Trustee, Holder or Holders of 10% or more of the Notes or Standard & Poor’s, Moody’s or any other rating agency rating the Notes, in each case with respect to any of the Notes or the Basic Documents.

(f) It will, on each Servicer Report Date, furnish to MBIA a copy of the Distribution Date Statement with respect to the Collection Period relating to such Servicer Report Date and if not contained therein, such information regarding the Spread Account and the Policy, in such form and substance as MBIA may reasonably require.

(g) It will, at all times during the term hereof, upon the reasonable request of MBIA and upon reasonable notice and at MBIA’s cost and expense, permit MBIA or its authorized agent, at reasonable times, at no charge, to inspect and audit the Contract Files, including those

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held by any subservicer or custodian and any other documents and records relating to the servicing of the Contracts, including computer records relating to the Contracts and will cause its personnel to assist in any examination of such records. Such inspections and discussions shall be conducted during normal business hours and shall not unreasonably interfere with the business of the Servicer, any such custodian, its normal operations or its employee or customer relations. Any information obtained by MBIA pursuant to the activities contemplated in this Section 4.01(f) shall be held in confidence by MBIA unless (i) such information has become available to the public other than as a result of a disclosure by or through MBIA or (ii) such information was available to MBIA on a nonconfidential basis prior to its disclosure to MBIA hereunder, or (iii) MBIA should be required in connection with any legal or regulatory proceeding to disclose such information. The Contract Files and records relating thereto will be maintained at the addresses and locations as the Servicer shall have notified MBIA in writing prior to the Closing Date and as the Servicer shall otherwise advise MBIA in writing.

(h) So long as no Insurer Default has occurred and is continuing, the Servicer shall not change its Customary Servicing Practices without the consent of MBIA if the Servicer determines that such a change would have a material adverse effect on the interests of MBIA or the Noteholders.

Section 4.02 Affirmative Covenants of the Seller. The Seller hereby covenants and agrees that during the term of this Insurance Agreement:

(a) It shall, for the benefit of MBIA, perform each of its agreements, warranties and indemnities contained in the Sale and Servicing Agreement, which are hereby incorporated by reference into this Insurance Agreement, as if set forth herein in full.

(b) It shall comply in all material respects with all applicable laws, rules, regulations and orders with respect to it, its business and properties (except to the extent contested in good faith if properly reserved in accordance with generally accepted accounting principles or regulatory accounting principles, as the case may be, consistently applied), if the effect of noncompliance thereof would have a material adverse effect on its performance of its obligations under the Basic Documents.

(c) It shall include in any offering document for the Notes only information concerning MBIA that is supplied or consented to in writing by MBIA expressly for inclusion therein.

(d) Except in accordance with any provision of the Basic Documents that expressly states that the consent of MBIA is not required, it shall not terminate (except in accordance with the terms and conditions thereof), amend, waive or otherwise modify any Basic Document or any term or provision thereof, or the performance of any of the terms of any of the foregoing, unless such amendment, waiver or modification is approved in writing by MBIA.

(e) It shall maintain its corporate or other existence and shall at all times continue to be duly organized under the laws of its respective jurisdiction of incorporation or formation and duly qualified and duly authorized and shall conduct its business in accordance with the terms of its certificate of incorporation and bylaws or other formation documents in all circumstances

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where failure could reasonably result in a material adverse change in (a) its business, financial condition or results of operations or (b) its ability to perform its obligations under any Basic Document.

(f) It shall provide to MBIA such other information as MBIA may reasonably require.

Section 4.03 Parties To Join in Enforcement Action

(a) To the extent necessary to enforce any right of MBIA in or remedy of MBIA under any Contract or related asset, the Indenture Trustee, the Issuer and Onyx agree to join in any action initiated by MBIA for the protection of such right or exercise of such remedy.

(b) In the event of any court proceeding (x) with respect to which Onyx or the Seller is a party (including, without limitation, an insolvency or bankruptcy proceeding in respect of Onyx or the Seller) which affects the Trust Estate, the Policies or the obligations of MBIA under the Basic Documents, and (y) with respect to which Onyx or the Seller fails to defend or answer, MBIA shall have the right to direct, assume or otherwise participate in the defense thereof. In such event, MBIA shall, following written notice to the Indenture Trustee, have the exclusive right to determine, in its sole discretion, the actions necessary to preserve and protect the Trust Estate. All costs and expenses of MBIA in connection with such action, proceeding or investigation, (including, without limitation, any judgment or settlement entered into or paid by MBIA), shall be included in the Reimbursement Obligations.

(c) The Indenture Trustee shall cooperate with, and take such action as directed by MBIA, including (without limitation) entering into such agreements and settlements as MBIA in its sole discretion shall direct with respect to such court proceeding. The Indenture Trustee shall not be liable to MBIA for any such action that conforms to the direction of MBIA. The Indenture Trustee’s reasonable out-of-pocket costs and expenses (including attorneys’ fees and expenses) with respect to any such action shall be reimbursed by MBIA.

(d) The Indenture Trustee hereby agrees to provide to MBIA prompt written notice of any action, proceeding or investigation of which any Responsible Officer of the Indenture Trustee has actual knowledge that names the Owner Trustee or the Issuer as a party or that could adversely affect the Trust Estate or the rights or obligations of MBIA hereunder or under the Policies or the other Basic Documents, including (without limitation) any insolvency or bankruptcy proceeding in respect of Onyx, the Seller or any affiliate thereof.

(e) Notwithstanding anything contained herein or in any of the other Basic Documents to the contrary, the Indenture Trustee shall not, without MBIA’s prior written consent or unless directed by MBIA, undertake or join any litigation or agree to any settlement of any action, proceeding or investigation affecting the Owner Trustee, the Issuer or the Trust Estate or the rights or obligations of MBIA hereunder or under the Policies or the other Basic Documents.

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ARTICLE V

FURTHER AGREEMENTS

Section 5.01 Obligations Absolute. The obligations of Onyx, the Seller and the Servicer pursuant to this Insurance Agreement are absolute and unconditional and will be paid or performed strictly in accordance with the respective terms hereof, irrespective of:

(a) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver with respect to, the Basic Documents;

(b) any amendment or waiver of, or consent to departure from the Basic Documents;

(c) the existence of any claim, set off, defense or other rights it may have at any time against the Indenture Trustee, any beneficiary or any transferee of the Policy (or any persons or entities for whom the Indenture Trustee, any such beneficiary or any such transferee may be acting), MBIA or any other person or entity whether in connection with the Policy, the Basic Documents or any unrelated transactions;

(d) any statement or any other document presented under the Policy (including any Notice for Payment) proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e) the inaccuracy or alleged inaccuracy of any Distribution Date Statement or Notice for Payment upon which any drawing under the Policy is based;

(f) payment by MBIA under the Policy against presentation of a draft or certificate which does not comply with the terms of the relevant Policy, provided that such payment shall not have constituted gross negligence or willful misconduct of MBIA;

(g) the bankruptcy or insolvency of MBIA, the Trust or any other party;

(h) any default or alleged default of MBIA under the Policy;

(i) any defense based upon the failure of the Trust to receive all or part of the proceeds of the sale of the Notes or of the Servicer to receive any or all of the Servicing Fee or other compensation required under the Sale and Servicing Agreement or otherwise, or any nonapplication or misapplication of the proceeds of any drawing upon the Policy; and

(j) any other circumstance or happening whatsoever, provided that the same shall not have constituted gross negligence or willful misconduct of MBIA.

Section 5.02 Reinsurance. MBIA shall have the right to give participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policy, provided that MBIA agrees that any such disposition will not alter or affect in any way whatsoever MBIA’s direct obligations hereunder and under the Policy and provided further that any reinsurer or participant will not have any rights against the Trust, the Seller, the Servicer, Onyx, any Noteholders or the Indenture Trustee and that the Trust, the Seller, the Servicer,

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Onyx, the Noteholders or the Indenture Trustee shall have no obligation to have any communication or relationship whatsoever with any reinsurer or participant in order to enforce the obligations of MBIA hereunder and under the Policy. None of Onyx, the Seller or the Servicer may assign its obligations under this Insurance Agreement without the prior written consent of MBIA, such consent not to be unreasonably withheld.

Section 5.03 Liability of MBIA. The Seller and the Servicer agree that neither MBIA nor any of its officers, directors or employees shall be liable or responsible for (except to the extent of its own gross negligence, willful misconduct or bad faith): (a) the use which may be made of the Policy by or for any acts or omissions of another Person in connection therewith or (b) the validity, sufficiency, accuracy or genuineness of any documents delivered to MBIA (or its Fiscal Agent) or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged. In furtherance and not in limitation of the foregoing, MBIA (or its Fiscal Agent) may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 5.04 Successor Servicer.

(a) Any successor Servicer, by accepting its appointment pursuant to the Sale and Servicing Agreement, (i) shall agree to be bound by the terms, covenants and conditions contained herein applicable to the Servicer and subject to the duties and obligations of the Servicer hereunder, (ii) as of the date of its acceptance, shall be deemed to have made with respect to itself the representations and warranties made by the Servicer in this Insurance Agreement to the extent applicable, and (iii) shall agree to indemnify and hold harmless MBIA from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which MBIA may incur (or which may be claimed against MBIA) by reason of the negligence or willful misconduct of the successor Servicer in exercising its powers and carrying out its obligations as Servicer under the Sale and Servicing Agreement. No such appointment shall make the successor Servicer responsible with respect to any liabilities of the outgoing Servicer incurred prior to such appointment or for any acts, omissions or misrepresentations of such outgoing Servicer.

(b) All costs and expenses incurred by MBIA in connection with the replacement of the Servicer pursuant to Section 7.02 of the Sale and Servicing Agreement shall be paid by Onyx.

Section 5.05 Fees and Expenses.

(a) On the Closing Date, the Seller agrees to pay, in accordance with the Premium Side Letter Agreement, MBIA’s attorneys’ fees and all other reasonable costs and expenses (including without limitation accountants’ fees) incurred by MBIA in connection with the negotiation, preparation, execution and delivery of the Registration Statement, including the core prospectus and any supplement thereto, the Basic Documents, and all other documents delivered with respect thereto, and all rating agency fees incurred by MBIA in connection with this Insurance Agreement and the transactions described in the Basic Documents. Such attorney’s fees and expenses shall be payable on the Closing Date upon the presentation of an invoice for any such fees, costs and expenses. All other costs and expenses payable hereunder, including

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without limitation, all rating agency fees incurred at any time by MBIA in connection with this Insurance Agreement and the transactions described in the Basic Documents shall be payable by Onyx within 30 days from the delivery of an invoice therefor by MBIA to Onyx.

(b) Onyx, the Seller and the Servicer each agree to pay, in accordance with the Premium Side Letter Agreement, all costs and expenses (including reasonable fees and expenses of legal counsel) incurred by MBIA in connection with the amendment, modification, waiver or similar action and/or the enforcement against Onyx, the Seller or the Servicer, as the case may be, of MBIA’s rights under the Basic Documents; provided, however, that MBIA will not have recourse against assets of the Seller which secure any obligation rated by the Rating Agencies and MBIA will not have any claim against such assets until all such obligations have been paid in full.

(c) Onyx agrees to pay any and all charges, fees, costs and expenses that MBIA may reasonably pay or incur, including, but not limited to, attorneys’ and accountants’ fees and expenses, in connection with (i) the enforcement, defense or preservation of any rights in respect of any of the Basic Documents, including, without limitation, instituting, defending, monitoring or participating in any litigation or proceeding (including, without limitation, under Section 4.03(c) hereof and any insolvency or bankruptcy proceeding in respect of Onyx, Onyx Acceptance Financial Corporation, the Seller, the Servicer (so long as Onyx is the Servicer) or any Affiliate thereof) relating to any of the Basic Documents, any party to any of the Basic Documents, in its capacity as such a party, or the transactions contemplated thereby and (ii) any consent, amendment, waiver or other action with respect to, or related to, any Basic Document, whether or not executed or completed (items (i) and (ii) collectively referred to as “Reimbursable Amounts”). Reimbursable Amounts due to MBIA shall bear interest at a rate equal 1% if not paid within 30 days. In the event that Onyx fails to pay to MBIA any Reimbursable Amounts, MBIA shall be entitled to reimbursement of such amount together with interest thereon from the Trust pursuant to Section 4.03 of the Sale and Servicing Agreement or from the Spread Account pursuant to Section 4.04 of the Sale and Servicing Agreement, as applicable. In addition, MBIA reserves the right to charge a reasonable fee as a condition to executing any waiver, consent or amendment proposed in respect of any of the Basic Documents.

ARTICLE VI

TRIGGER EVENTS; REMEDIES

Section 6.01 Trigger Events.

(a) The occurrence of any of the following events shall constitute a Trigger Event hereunder:

(i) the failure of any Person to deposit into the Collection Account or the Spread Account all amounts required to be deposited therein by the required deposit date and such failure could reasonably have a material adverse effect on the interests of MBIA or the Noteholders (as determined in MBIA’s sole discretion) and such failure has continued for a period of at least five (5) Business Days (A) after notice is received by such Person from the Indenture Trustee or MBIA or (B) after discovery of such failure by a responsible officer of such Person;

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(ii) a Servicer Default occurs under the Sale and Servicing Agreement;

(iii) any failure to observe or perform any covenant or obligation of the Owner Trustee, Onyx, the Seller, the Issuer or the Servicer set forth herein, or in the Indenture or the Sale and Servicing Agreement which has not been cured within sixty (60) days (or such longer period not in excess of ninety (90) as may be reasonably necessary to remedy such failure; provided that (i) that failure is capable of remedy within ninety (90) days or less and (ii) MBIA consents in its sole discretion to that longer period) from the date of receipt by the Owner Trustee, Onyx, the Seller, the Issuer or the Servicer, as the case may be, of written notice from the Indenture Trustee or MBIA of such breach or default and such breach or default could reasonably have a material adverse effect on the interests of MBIA or the Noteholders (as determined in MBIA’s sole discretion); provided, however, that no Trigger Event will result from the breach by the Servicer of any covenant for which the repurchase of the affected Contracts is specified as the sole remedy pursuant to Section 3.06 of the Sale and Servicing Agreement and such repurchase takes place within the time frame required by Section 3.06 of the Sale and Servicing Agreement;

(iv) the cessation of a valid perfected first priority security interest in the Contracts or the Trust Accounts in favor of the Indenture Trustee which is not cured within seven (7) Business Days of receipt of notice thereof;

(v) a draw is made on the Policy; or

(vi) as of the Servicer Report Date in any month prior to and including the applicable month set forth in the table below, the Cumulative Net Charge-Off Ratio exceeds the level specified for such month in such table:

Collection Period	Cumulative Net Charge-Off Ratio
February 2005 – July 2005	N/A
August 2005 – October 2005	2.25%
November 2005 – January 2006	2.75%
February 2006 – April 2006	3.50%
May 2006 – July 2006	4.25%
August 2006 – October 2006	5.00%
November 2006 – January 2007	6.00%
February 2007 – April 2007	6.75%
May 2007 – July 2007	7.25%
August 2007 – October 2007	7.50%
November 2007 – January 2008	7.75%
February 2008 and thereafter	8.25%

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provided, however, that the occurrence of any of the foregoing events shall not form the basis of a Trigger Event unless MBIA, upon written notice to each Rating Agency, has delivered to the Issuer and the Indenture Trustee written notice specifying that such event constitutes a Trigger Event.

(b) Upon the occurrence of any Trigger Event, MBIA may:

(i) inform the Indenture Trustee in writing or by facsimile transmission of the occurrence of any Trigger Event and inform the Indenture Trustee in writing or by facsimile transmission of any other information MBIA may have with respect to the performance of the Servicer;

(ii) instruct the Indenture Trustee in writing or by facsimile transmission to deliver a notice of termination to the extent permitted in the Sale and Servicing Agreement of all the rights and obligations of the Servicer.

(iii) declare all indebtedness of every type or description then owed by Onyx or the Seller to MBIA pursuant to the Basic Documents to be immediately due and payable, and the same shall thereupon be immediately due and payable; provided, however, that any such payment by the Seller or the Issuer shall be paid in accordance with Section 4.03 of the Sale and Servicing Agreement; or

(iv) exercise any rights and remedies under the Basic Documents in accordance with the terms of the Basic Documents or direct the Indenture Trustee to exercise such remedies in accordance with the terms of the Basic Documents; or

(v) take whatever action at law or in equity as may appear necessary or desirable in its judgment to collect the amounts then due to MBIA under this Insurance Agreement or the Basic Documents or to enforce performance and observance of any obligation, agreement or covenant of Onyx or the Seller under this Insurance Agreement or the Basic Documents.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Amendments, Etc. No amendment or waiver of any provision of this Insurance Agreement, nor consent to any departure therefrom, shall in any event be effective unless in writing and signed by all of the parties hereto, with written notice thereof to Standard & Poor’s and Moody’s; provided that any waiver so granted shall extend only to the specific event or occurrence so waived and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.

Section 7.02 Notices. Except to the extent otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (and if sent by mail, certified or registered, return receipt requested) or facsimile transmission and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three (3) Business Days after being deposited in the

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mail, postage prepaid, or, in the case of facsimile transmission, when sent, addressed as follows or to such other address or facsimile number as set forth in a written notice delivered by a party to each other party hereto:

If to Seller:

Capital One Auto Finance, Inc.

1680 Capital One Drive

McLean, VA 22102

Attention: Director of Securitization

Facsimile:             (703) 720-2121

Confirmation:      (703) 720-1000

With a copy to:

Onyx Acceptance Financial Corporation

27051 Towne Centre Drive, Suite 200

Foothill Ranch, California 92610

Attention:       Don P. Duffy

                        CFO

Telephone:     (949) 465-3505

Facsimile: (949) 465-3530

If to the Servicer and Onyx:

Capital One Auto Finance, Inc.

1680 Capital One Drive

McLean, VA 22102

Attention: Director of Securitization

Facsimile: (703) 720-2121

Confirmation: (703) 720-1000

With a copy to:

Onyx Acceptance Corporation

27051 Towne Centre Drive, Suite 100

Foothill Ranch, California 92610

Attention: Don P. Duffy

                    CFO

Telephone: (949) 465-3505

Facsimile: (949) 465-3992

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If to MBIA:

MBIA Insurance Corporation

113 King Street

Armonk, New York 10504

Attention: Insured Portfolio Management, Structured Finance

Telephone: (914) 273-4545

Facsimile: (914) 765-3810

Section 7.03 No Waiver; Remedies and Severability. No failure on the part of MBIA to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The parties further agree that the holding by any court of competent jurisdiction that any remedy pursued by MBIA hereunder is unavailable or unenforceable shall not affect in any way the ability of MBIA to pursue any other remedy available to it. In the event any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof.

Section 7.04 Payments.

(a) All payments to MBIA hereunder (other than in respect of any structuring fee pursuant to the Premium Side Letter Agreement) shall be made in lawful currency of the United States and in immediately available funds and shall be made prior to 2:00 p.m. (New York City time) on the date such payment is due by wire transfer to JP Morgan Chase Bank, N.A., ABA #021000021 for credit to MBIA Insurance Corporation Premium Account, Account No. 910 2 721728 Re: Onyx OT 2005-A or to such other office or account as MBIA may direct. Payments received by MBIA after 2:00 p.m. (New York City time) shall be deemed to have been received on the next succeeding Business Day, and such extension of time shall be included in computing interest, commissions or fees, if any, in connection with such payment.

(b) [Reserved].

(c) Whenever any payment under this Insurance Agreement shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such cases be included in computing interest, commissions or fees, if any, in connection with such payment.

(d) Unless otherwise specified herein, MBIA shall be entitled to interest on all amounts owed to MBIA under this Insurance Agreement, from the date such amounts become due until paid in full, at a rate of interest equal to the Base Rate from time to time in effect plus 1%.

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(e) Unless otherwise specified herein, interest payable to MBIA under this Insurance Agreement shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable on demand.

Section 7.05 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL, SUBSTANTIVE LAWS OF THE STATE OF NEW YORK INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING TO THE MAXIMUM EXTENT PERMITTED BY LAW ALL OTHER RULES THEREOF RELATING TO CONFLICTS OF LAW AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 7.06 Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and each such counterpart shall be considered an original and all such counterparts shall constitute one and the same instrument.

Section 7.07 Paragraph Headings, Etc. The headings of paragraphs contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

Section 7.08 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or any documents executed and delivered in connection herewith, or for recognition and enforcement of any judgment in respect thereof, to the nonexclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address determined in accordance with Section 9.04 of this Agreement;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER BASIC DOCUMENT, OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

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Exhibit 10.3

IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

MBIA INSURANCE CORPORATION

By:	/s/ Adam M. Carta
Name:	Adam M. Carta
Title:	Assistant Secretary

ONYX ACCEPTANCE FINANCIAL CORPORATION, as Seller

By:	/s/ Albert A. Ciafre
Name:	Albert A. Ciafre
Title:	Assistant Vice President

ONYX ACCEPTANCE CORPORATION, individually and as Servicer

By:	/s/ Donald P. Duffy
Name:	Donald P. Duffy
Title:	CFO

JPMORGAN CHASE BANK, N.A., not in its individual capacity but solely as as Indenture Trustee

By:	/s/ Aranka R. Paul
Name:	Aranka R. Paul
Title:	Assistant Vice President

Insurance Agreement

EXHIBIT A

FORM OF FINANCIAL GUARANTEE INSURANCE POLICY

A-1